Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements Numbers 333-217595, 333-197882, 333-185501, 333-182379, 333-171318, 333-151992, 333-135973 and 333-114007 on Form S-8 of our reports dated February 23, 2023, with respect to the consolidated financial statements of NRG Energy, Inc. and the effectiveness of internal control over financial reporting.
Philadelphia, Pennsylvania
February 23, 2023